UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COMMUNITY BANCORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 14, 2009

Dear Fellow Shareholders:

Please join us for the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 p.m. at the Elks Club, Derby, Vermont, on Tuesday, May 12, 2009. As in prior years, a dinner will be served following the meeting.

Our proxy materials and Annual Report for 2008 are enclosed for your review.

At the meeting, in addition to ratification of the selection of the Company’s external auditors, and election of four incumbent directors to a three year term expiring in 2012, shareholders will be asked to elect a new director nominee to serve a one year term expiring in 2010. We are pleased that Orleans businessman Frederic Oeschger has agreed to stand for election to fill the balance of the unexpired term of long-serving director Marcel Locke, who turns 70 this year and has decided to retire from the Board at the 2009 Annual Meeting.

Your participation in the voting is important. Please be sure to sign, date and return your proxy card promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

Under the SEC’s new “e-proxy rules,” in addition to mailing you a paper copy of this proxy statement, proxy card and our 2008 Annual Report to Shareholders, we have posted a copy of those documents online at a special website. Please refer to the Important Notice of Internet Availability in the official Notice of Meeting on the next page for more information on the online access feature.

As always, thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

Sincerely,

COMMUNITY BANCORP.

Richard C. White

Chairman

RCW/cb

Enclosures

COMMUNITY BANCORP.

Derby Road

Route 5

Derby, Vermont 05829

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2009

The annual meeting of shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 12, 2009, at 5:30 p.m., for the following purposes:

1.

To elect four directors to the class whose term will expire at the 2012 annual meeting of shareholders, and to elect one director to the class whose term will expire at the 2010 annual meeting of shareholders;

2.

To ratify the selection of the independent public accounting firm of Berry, Dunn, McNeil & Parker as the Company’s external auditor for the fiscal year ending December 31, 2009; and

3.

To transact such other business as may properly be brought before the meeting.

The close of business on April 7, 2009, has been fixed as the record date for determining holders of the Company’s common stock entitled to notice of, and to vote at, the annual meeting.

Important Notice of Internet Availability of Proxy Materials for the 2009 Annual Shareholder Meeting:  In accordance with new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) mailing you this full set of proxy materials, including the accompanying proxy card and 2008 Annual Report to Shareholders; and (ii) notifying you of the availability of our proxy materials on the internet. This proxy statement, the proxy card and our Annual Report to Shareholders for the year ended December 31, 2008, are available on the internet and may be accessed at http://www.cfpproxy.com/5982. The website does not use “cookies” or other software that identifies visitors accessing the online materials.

By Order of the Board of Directors,

CHRIS BUMPS

Corporate Secretary

Derby, Vermont

April 14, 2009

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

INDEX

PROXY STATEMENT	1
ANNUAL MEETING OF SHAREHOLDERS	1
GENERAL VOTING INFORMATION	1
Who is entitled to vote at the annual meeting?	1
How many shares are entitled to vote at the meeting?	1
How many votes do I have?	1
How do I vote?	1
How do I vote if my shares are held in the name of a broker or bank?	2
How do I vote if my shares are held in the Company’s 401(k) Plan?	2
Can I change my vote after submitting the proxy card?	2
What are “broker non-votes”?	2
What constitutes a quorum and how are votes counted for that purpose?	3
What does it mean if I received more than one proxy card?	3
How are proxies being solicited and who pays the expenses?	3
How many votes are required for the election of directors (Proposal 1)?	3
How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent auditor (Proposal 2)?	3
How many votes are required to approve any other matter that may come before the meeting?	3
When will the vote results be announced?	4
May shareholders submit nominations for election as directors or for consideration of other matters?	4
What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2010 annual meeting proxy statement?	4
SHARE OWNERSHIP INFORMATION	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
PROPOSAL 1	6
ELECTION OF DIRECTORS	6
Directors’ Fees and Other Compensation	9
Directors’ Deferred Compensation Plan	9
Directors’ Retirement Plan	10
Director Compensation Table	10
Vote Required	10
CORPORATE GOVERNANCE	11
Director Independence	11
Board Meeting Attendance	11
Board Committees	12
Shareholder Communications with the Board	14
Attendance at Annual Shareholders Meeting	14
Compensation Committee Interlocks and Insider Participation	14
Transactions with Management	14
AUDIT COMMITTEE REPORT	15
EXECUTIVE OFFICERS	16
COMPENSATION COMMITTEE REPORT	17
EXECUTIVE COMPENSATION	18
Executive Compensation Program Objectives	18
Summary Compensation Table	19

Officer Incentive Plan	19
Supplemental Retirement Plan for Executives	21
Retirement Savings Plan	21
Perquisites and other Personal Benefits	22
Health and Welfare Benefits	22
PROPOSAL 2	22
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	22
Pre-Approval Required for Services of Independent Auditors	23
Fees Paid to Independent Auditors	23
Vote Required	23
ANNUAL REPORT	23
SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS	24
Bylaw Requirements for Shareholder Nominations and Other Proposals	24
Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals	25
Inclusion of Shareholder Proposals in Company Proxy Materials	25
OTHER MATTERS	25
VOTING QUESTIONS OR OTHER ASSISTANCE	26

COMMUNITY BANCORP.

Derby Road

Route 5

Derby, Vermont 05829

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 12, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the “Company”) for use at the annual meeting of shareholders and any adjournments of that meeting. The annual meeting will be held on Tuesday, May 12, 2009, at 5:30 p.m. at the Elks Club in Derby, Vermont. The proxy statement and related proxy card are first being sent to shareholders on or about April 14, 2009.

GENERAL VOTING INFORMATION

Who is entitled to vote at the annual meeting?

Only holders of record of the Company’s common stock, $2.50 par value per share, on the record date for the meeting are entitled to vote at the meeting. The record date for the meeting is the close of business on April 7, 2009.

There are 25 shares of the Company’s Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). The holders of those shares are not entitled to vote on any matter to be presented for vote of the shareholders at the annual meeting.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (April 7, 2009), there were 4,473,041 shares of the Company’s common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

How many votes do I have?

Each issued and outstanding share of the Company’s common stock that you hold of record or through a nominee is entitled to one vote on each matter presented for vote at the meeting.

How do I vote?

If you are a shareholder of record, you may vote by completing and returning the enclosed proxy card in the postage-paid envelope or by voting in person at the meeting. You are a shareholder of record if you own Company common stock in your own name on the stock records maintained by our transfer agent, which is currently Registrar and Transfer Company. A written ballot will be distributed at the meeting for those shareholders of record who wish to vote in person.

How do I vote if my shares are held in the name of a broker or bank?

If your shares are held by a broker or bank, you must obtain a proxy from them and follow the voting instructions on that form. This is the case because your broker or bank, not you, is the record holder of the shares for purposes of determining who is entitled to vote the shares at the meeting and is therefore the party in whose name the shares must be voted.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If you are a participant in the Company stock fund under the Company’s Retirement Savings 401(k) Plan, you will receive a proxy card to vote the prorated number of shares in which you own an interest indirectly through that fund, together with a postage-paid envelope to return your completed proxy card to Registrar and Transfer Company, the Company’s transfer agent, which will tabulate the votes of plan participants. A single proxy card is then submitted to the Company reflecting the aggregate of the votes on all completed proxies submitted by plan participants. The Company is not informed about how individual participants voted on any item.

Can I change my vote after submitting the proxy card?

Yes. If you submit your proxy card for shares registered in your name and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

•

giving written notice of revocation to Chris Bumps, Corporate Secretary, Community Bancorp.,
P.O. Box 259, Derby, Vermont 05829;

•

executing a later-dated proxy card and giving written notice to the Corporate Secretary; or

•

voting in person after giving written notice of revocation of your proxy to the Corporate Secretary.

If you need another proxy card to revoke an earlier proxy or if you have any questions, please call the Corporate Secretary at 802-334-7915. You may also download and print a copy of the proxy card from the internet at http://www.cfpproxy.com/5982.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company’s 401(k) Plan and you wish to change your vote, you should contact Registrar and Transfer Company for instructions. Contact information for Registrar and Transfer Company is shown on the last page of this proxy statement.

What are “broker non-votes”?

Shares held in “street name” by brokers (meaning shares held in the name of brokers or their nominees but actually owned by the brokers’ customers) may only be voted by the record holder. Generally, a broker may vote shares beneficially owned by its customer without seeking voting instructions from the beneficial owner only on routine matters. If a matter is not routine, but rather is considered “nondiscretionary” under brokerage industry rules and practices, the broker may not vote the shares without instructions from the beneficial owner. When a broker submits proxies voting fewer than all of the shares held of record for any reason (including with respect to non-routine matters where instructions have not been received from the beneficial owner), the “missing” votes are so-called “broker non-votes.”

Proposals 1 (Election of Directors), and 2 (Ratification of Selection of Independent Auditors) are considered routine for purposes of discretionary voting by brokers.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to such matter. A majority (more than 50%) of the outstanding shares of the Company’s common stock, present in person or represented by proxy and entitled to vote, will constitute a quorum to convene the meeting and to take action as to each matter to be acted upon at the meeting. Shares represented by proxies or ballots, including those marked “WITHHOLD AUTHORITY” on Proposal 1 (Election of Directors) or “ABSTAIN” on Proposal 2 (Ratification of Selection of Independent Auditors), and broker non-votes as to such items, will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are registered in different names (for example, “John Smith” and “J. Smith”) or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. For instructions on how to register all your accounts in the same name and address, you should contact the Corporate Secretary at 802-334-7915 or the Company’s transfer agent, Registrar and Transfer Company, at the contact location shown on the last page of this proxy statement.

How are proxies being solicited and who pays the expenses?

Proxies are being solicited by mail. They may also be solicited by the Company’s directors and officers and by the directors, officers and employees of the Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

How many votes are required for the election of directors (Proposal 1)?

In accordance with the Company’s Articles of Incorporation and bylaws, in order to be elected under Proposal 1 (Election of Directors) a nominee for director must receive the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked “WITHHOLD” on Proposal 1, with respect to one or more individual nominees or to the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

How many votes are required to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent auditor (Proposal 2)?

Approval of selection of the Company’s independent auditor for 2009 will require that more votes are cast “FOR” than are cast “AGAINST” the proposal. Votes to “ABSTAIN” on Proposal 2 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 2.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, the management and directors of the Company do not know of any other matter that may be put to a vote at the meeting. If such a matter does arise and is not ruled out-of-order by the Chair, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

When will the vote results be announced?

The inspectors of election appointed by the Company will count the votes on all Proposals and any other matter voted on at the meeting, and the vote results will be announced at the annual meeting by the inspectors of election.

May shareholders submit nominations for election as directors or for consideration of other matters?

The Company’s bylaws include a process shareholders should follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to the 2009 annual meeting was initially fixed at January 19, 2009, but was extended to the close of business on March 9, 2009 in view of the change in the scheduled annual meeting date for 2009 from third Tuesday in May (as called for under the 2008 Amended and Restated Bylaws) to the second Tuesday in May. Under the Amended and Restated Bylaws, shareholder proposals and nominations that a shareholder wishes to present for vote at the 2010 annual meeting must be submitted no earlier than November 20, 2009 and no later than January 19, 2010. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.”  This process applies whether or not the shareholder wishes to include the proposal in the Company’s proxy materials.

In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee.”

What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2010 annual meeting proxy statement?

The deadline for submitting a proposal you wish to include in the Company’s proxy statement is earlier than the general deadline for providing notice to the Company under the bylaws. The deadline for the 2010 annual meeting is December 15, 2009. Proposals may be excluded or included based on applicable rules of the Securities and Exchange Commission (“SEC”). Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Inclusion of Shareholder Proposals in Company Proxy Materials.”  This process is separate from the process referred to above that is contained in the Company’s bylaws.

SHARE OWNERSHIP INFORMATION

The following table shows the amount of the Company’s common stock and its Series A Preferred Stock beneficially owned by all incumbent directors, nominees and executive officers of the Company, individually and as a group, as of March 10, 2009. Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

	COMMON STOCK Number of Shares Beneficially Owned and Percent of Class		SERIES A PREFERRED STOCK Number of Shares Beneficially Owned and Percent of Class
	Number of Shares	Percent of Class	Number of Shares	Percent of Class

Directors, Nominees & Executive Officers
Thomas E. Adams (1)	27,734.62%
Charles W. Bucknam, Jr.	2,100.05%
Aminta K. Conant	1,037.02%
Jacques R. Couture (2)	13,401.30%
Elwood G. Duckless (3)	160,083	3.58%	2	8%
Frederic Oeschger	1,000.02%
Rosemary M. Lalime	54,718	1.22%
Marcel M. Locke (4)	14,561.33%
Stephen P. Marsh (5)	58,471	1.31%
Dorothy R. Mitchell	4,432.09%
Anne T. Moore	23,214.52%
Peter J. Murphy (6)	10,329.23%		3	12%
Richard C. White (7)	69,073	1.54%
Alan A. Wing (8)	8,127.18%
All Directors, Nominees & Executive Officers as a Group (17 in number) (9)	479,542	10.72%	5	20%

(1)	Includes 11,545 shares held in an IRA for Mr. Adams’ benefit.
(2)

Includes (i) 5,268 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 88 shares held jointly with Mr. Couture’s son; (iii) 2,575 shares held in an IRA for Mr. Couture’s benefit; and (iv) 2,583 shares held in an IRA for the benefit of Mr. Couture’s spouse.

(3)	Includes 30,944 common shares held in trust for the benefit of Mrs. Duckless. Mr. Duckless has shared voting and investment power over such shares.
(4)	Includes 6,445 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
(5)

Includes (i) 28,556 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 29,013 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan. 29,058 of the shares listed are pledged as collateral for a loan with a nonaffiliated bank.

(6)

Includes 8,000 common shares held in trust for the benefit of Mr. Murphy’s minor children. All 3 of the shares of Series A Preferred Stock are held by Mr. Murphy jointly with his wife, who shares voting and investment power over such shares.

(7)

Includes (i) 63,277 shares indirectly owned by Mr. White through his participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan; and (ii) 5,376 shares held in an IRA for Mr. White’s benefit.

(8)

All such shares are held by Mr. Wing indirectly through his participation in the Company stock fund under the Company’s Retirement Savings Plan. Mr. Wing retired from the Company and the Bank on December 31, 2008.

(9)

Includes 78,520 shares as to which voting and investment power is shared and 119,704 shares held indirectly, through participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan.

In addition, as of March 10, 2009, 549,727 shares (12.29%) of the Company’s issued and outstanding common stock were held in fiduciary or custodial capacity by the Company’s affiliated trust and investment management company, Community Financial Services Group, LLC (“CFSG”), including 379,445 shares, or 8.48%, held on behalf of the Retirement Savings (401(k)) Plan trustee and participants, including Messrs. Marsh, White and Wing and three additional executive officers included in group shareholdings shown in the table. It is the practice of CFSG not to vote shares of the Company’s common stock unless instructions are received from the beneficial owner. Participants in the Company stock fund have the right to vote their proportionate share of the stock held in the fund.

Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company’s outstanding common stock, its only class of voting securities. The Company has no other authorized class of voting securities. The Series A Preferred Shares are nonvoting except in very limited circumstances affecting the rights of the holders of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and executive officers, or written representations from them that no Forms 5 were required to be filed for 2008. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its executive officers and directors for 2008 were complied with, except for the initial Form 3 filing for Charles W. Bucknam, Jr. when he became a Director in January, 2008. The Form 3 was filed two days late due to electronic communication complications with the SEC’s EDGAR website.

PROPOSAL 1

ELECTION OF DIRECTORS

The Amended and Restated Articles of Association and the bylaws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of twelve members and the Board has voted to fix the number of directors at twelve for the ensuing year. The incumbent directors whose terms expire at the 2009 annual meeting are Aminta K. Conant, Elwood G. Duckless, Rosemary M. Lalime and Anne T. Moore and each has been nominated to stand for re-election to a three-year term expiring at the 2012 annual meeting.

Also standing for election to the Board is Orleans businessman Frederic Oeschger. Mr. Oeschger has been nominated to fill the vacancy that will be created at the 2009 annual meeting as a result of the retirement from the Board of long-serving director Marcel Locke. Mr. Oeschger will stand for election to the balance of Mr. Locke’s term, expiring at the 2010 annual meeting.

Unless authority is withheld, proxies solicited hereby will be voted in favor of the five nominees to hold the respective terms of office indicated, or until their respective successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than twelve, as the directors in their discretion may deem advisable.

The following table sets forth certain information concerning each of the nominees and other incumbent directors:

Name and Age	Principal Employment (1)	Director of Community Bancorp Since (2)

Nominees to serve (if elected) until 2012 annual meeting:

Aminta K. Conant, Age 55	Director of Lean Six Sigma Lydall, Inc. St. Johnsbury, VT (auto heat shield manufacturer)	2006

Elwood G. Duckless, Age 68	Former President (now retired) Newport Electric Co. Newport, VT	1987

Rosemary M. Lalime, Age 62	Principal Broker and Owner Coldwell Banker All Seasons Realty Newport, VT (real estate brokerage)	1985

Anne T. Moore, Age 65	Principal Real Estate Broker Taylor Moore Agency Inc. Derby, VT (insurance agency and real estate brokerage)	1993

Nominee to serve (if elected) until 2010 annual meeting:

Frederic Oeschger, Age 62	President and Principal Fred’s Plumbing & Heating, Inc. and D&C Transportation, Inc. Derby, VT (plumbing and heating contractor and fuel oil, propane and petroleum distributor)	N/A

Incumbent Directors to serve until 2010 annual meeting:

Charles W. Bucknam, Age 65	Former President, Chief Executive Officer and Director LyndonBank Lyndonville, VT	2008

Stephen P. Marsh, Age 61	President, Chief Executive Officer and Director, Community Bancorp. and Community National Bank Derby, VT	1998

Peter J. Murphy, Age 50	President and Principal Murphy Realty Co., Inc. St. Johnsbury, VT (commercial real estate development)	2007

Name and Age	Principal Employment (1)	Director of Community Bancorp Since (2)

Incumbent Directors to serve until 2011 annual meeting:

Thomas E. Adams, Age 62	Owner, NPC Realty Co., Inc. Holland, VT (real estate investment)	1986

Jacques R. Couture, Age 58	Dairy Farmer/Maple Producer Westfield, VT	1992

Dorothy R. Mitchell, Age 64	Board member, Vermont Student Assistance Corporation; Former President, Vermont Historical Society; and Co-Chair, Vermont Historical Society Capital Campaign (community service volunteer positions) Montpelier, VT	2006

Richard C. White, Age 63	Chairman and Director, Community Bancorp. and Community National Bank Derby, VT	1983

(1)

Each nominee and incumbent director has held the principal occupation shown in the table for at least the last five years, except for (i) Mr. White, who, prior to 2008, served as Chairman and CEO of both the Company and the Bank (2004-2007); and (ii) Mr. Marsh, who, prior to becoming President and Chief Executive Officer of the Company and the Bank in 2008, served as President and Chief Operating Officer of both companies (2004-2007).

(2)

Each person named in the table, other than nominee Oeschger, is also a director of Community National Bank. If elected at the annual meeting, the Board of Directors intends to appoint Mr. Oescher to the Board of Directors of the Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank or its regional advisory boards.

Directors’ Fees and Other Compensation

Only the outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All fees are paid in cash. The Company and the Bank do not pay any stock-based compensation to directors.

The schedule of fees for Company and Bank Board service, which is unchanged from last year, is as follows:

Company Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Disclosure Committee Meeting Fee (1)	275

Bank Director Fees

Annual Retainer	$5,500
Board Meeting Fee	275
Committee Meeting Fee	275
Local Advisory Board Meeting Fee (2)	275

(1)	At least one member of the Audit Committee attends the quarterly meetings of the Company’s Disclosure Control Committee, which reviews the Company’s periodic reports filed with the SEC.
(2)

Each Bank director attends several meetings a year of the Bank’s local advisory boards. Mr. White and Mr. Marsh (the only two employee directors) also attend local advisory board meetings but do not receive any fees for doing so.

This fee structure is designed to compensate the Bank’s outside directors for attendance at Board meetings as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors’ retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

From time to time the directors may evaluate loan collateral for the Bank, for which they are paid at the rate of $25 per hour.

Directors’ Deferred Compensation Plan

The directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company’s Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director’s retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the Plan.

The Company temporarily suspended deferrals under the Plan during 2005, as management evaluated the impact of Section 409A of the Internal Revenue Code, added by the federal American Jobs Creation Act of 2004 (“Section 409A”). Effective January 1, 2006, the Company permitted the directors to resume deferrals. The plan was amended during 2008 to comply with final Internal Revenue Service regulations under Section 409A.

Directors’ Retirement Plan

Prior to 2005, the Company maintained a non-qualified retirement plan for the Company’s outside directors. Non-employee directors who served on the Board of the Company or the Bank for at least five years between 1994 and 2004 are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company’s benefit plans affected by IRC Section 409A, the Company terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

As of December 31, 2008, the total accrued and unpaid benefit for all directors covered by the plan was $73,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Directors Adams, Couture, Duckless, Lalime, Locke and Moore each have an accumulated lump sum retirement benefit of $11,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. Upon his retirement from the Board at the 2009 annual meeting, Mr. Locke will be entitled to receive his accrued benefit. All benefit accruals under the plan represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the plan.

Director Compensation Table

The table below shows the total compensation for Board service paid to each person who served as an outside director of the Company or the Bank during 2008:

2008 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation (1)	Total

Thomas E. Adams	$19,525	$0	$19,525
Aminta K. Conant	18,425	0	18,425
Jacques R. Couture	19,800	0	19,800
Elwood G. Duckless	19,525	0	19,525
Rosemary M. Lalime	19,250	0	19,250
Marcel M. Locke	18,700	0	18,700
Dorothy R. Mitchell	18,700	0	18,700
Anne T. Moore	18,700	0	18,700
Peter J. Murphy	18,975	0	18,975

(1)	Does not include earnings on directors’ fees deferred under the Directors’ Deferred Compensation Plan because interest on those amounts is not accrued at a preferential (above market) rate.

Vote Required

Election of a nominee for director will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. A vote to “WITHHOLD AUTHORITY” as to a nominee will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

CORPORATE GOVERNANCE

Director Independence

Although the Company’s common stock is not listed on NASDAQ, the Board utilizes applicable NASDAQ standards to assess the independence of Board members. Under current NASDAQ standards, an independent director is a person other than an officer or employee of the Company or the Bank or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

•

has been employed in any capacity by the Company or the Bank during the past three years;

•

has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $120,000 in any consecutive twelve-month period during the last three years, except for

•

payments relating to ordinary loan or deposit relationships with the Bank

•

compensation for Board service

•

compensation paid to a close family member who is not an executive officer of the Company or the Bank

•

certain retirement benefits or non-discretionary compensation and

•

payments arising solely from investments in the Company’s common stock;

•

has a close family member who during the past three years was an executive officer of the Company or the Bank;

•

has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;

•

has been an executive officer of any other entity, or has a close family member who was an executive officer of any other entity, where any of the Company’s executives serves on that other entity’s compensation committee; or

•

has been, or had a family member who was, a partner or employee of the Company’s independent auditor at any time during the last three years.

In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent even if none of the disqualifying factors listed above applies. However, if any of the above disqualifying factors applies, a director or nominee will not be considered independent.

Based on the information available to it, the Company’s Board of Directors has determined that all nominees (including Mr. Oeschger) and incumbent directors are independent within the meaning of the listing standards of NASDAQ, except for employee-directors Chairman Richard White and President and CEO Stephen Marsh, and director Jacques Couture, who is the brother of Company Treasurer and Bank Vice President and Chief Financial Officer, Louise Bonvechio.

Board Meeting Attendance

The Company’s Board of Directors held six regular meetings and nine special meetings during 2008. Except as noted below, each incumbent director attended at least 75% of the aggregate of all such Company Board meetings as well as at least 75% of the scheduled Bank Board and committee meetings during 2008. Director

Aminta Conant attended approximately 60% and 77%, respectively, of such Company and Bank Board meetings, due to the assignment of extraordinary duties by her employer.

Board Committees

The Board of Directors has established three standing committees to help it in fulfilling its responsibilities: Audit; Compensation; and Corporate Governance/Nominating. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. All members of the three standing committees are considered to be independent under the NASDAQ standards described above other than Director Jacques Couture, the Chair of the Corporate Governance/Nominating Committee, who is not considered independent under NASDAQ standards due to his sibling relationship with Company executive officer Louise Bonvechio. Additional information about each of the three standing committees is set forth below. The committee charter is available on the Company’s website at www.communitybancorpvt.com.

Compensation Committee. The responsibilities of the Company’s Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company’s executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. A report of the Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Aminta Conant, Elwood Duckless and Peter Murphy. During 2008, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance environment of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board, reviews Board compensation and reviews and makes recommendations as to the size, structure, composition and functions of the Bank’s regional advisory boards.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics:

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have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for- profit organization, or such other professional experience as the Committee deems appropriate;

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be a shareholder of the Company;

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be willing and able to devote full interest and attendance to the Board and its committees;

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bring business to the Company and its affiliate, Community Financial Services Group, including personal, business and investment accounts;

•

help develop business and promote the Company and its subsidiary and affiliate throughout our service area;

•

provide advice and counsel to the Board and senior management;

•

bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities;

•

have the ability to serve at least seven years before reaching the mandatory retirement age; and

•

maintain integrity and confidentiality at all times.

Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

The Committee evaluated Director nominee Frederic Oeschger under the above criteria and determined that he is qualified to serve as a director of the Company.

The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company’s bylaws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” The Committee uses the same criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), Charles Bucknam, Marcel Locke, Dorothy Mitchell and Anne Moore. During 2008, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It has responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company’s internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS—Fees Paid to Independent Auditors.”

The Audit Committee has established so-called “whistleblower procedures” for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee’s charter, are posted on the Company’s website at www.communitybancorpvt.com.

Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a “financial expert.” As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company’s rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a “financial expert” under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company’s Audit Committee.

The members of the Audit Committee are Thomas Adams (Chair), Aminta Conant, Elwood Duckless, Rosemary Lalime and Peter Murphy. All members of the Audit Committee are considered independent directors under the applicable NASDAQ standard. During 2008, the Committee met six times. A report of the Audit Committee is set forth elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Shareholder Communications with the Board

The Board welcomes communications from shareholders on matters relating to the Company’s business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]—Shareholder Communications; c/o Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Attendance at Annual Shareholders Meeting

All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company’s incumbent directors attended the 2008 annual meeting except for Aminta Conant who was away on business in Europe.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

During 2008 director Charles Bucknam received cash payments totalling $499,790 in connection with completion of the merger of LyndonBank into Community National Bank, including a lump payment under a Change in Control Agreement between Mr. Bucknam and LyndonBank and a lump sum settlement of his interest in the LyndonBank Employee Stock Ownership Plan upon termination of that plan.

The spouse and son of director Anne Moore are the principal shareholders and executive officers of the Taylor Moore Agency, Inc. (an insurance agency and real estate brokerage firm), and Mrs. Moore is an employee of the agency. Since January 1, 2008, the Company and its subsidiary purchased various insurance coverages through the agency on arms’ length terms and paid $172,861 in premiums for such coverage. This amount represents gross premiums paid, and not commissions earned by the agency.

Director Peter J. Murphy is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development firm. Murphy Realty Co., Inc. owns the Price Chopper Supermarket premises in St. Johnsbury at which Community National Bank leases space for its St. Johnsbury branch on arms’ length terms.

Director nominee Frederic Oeschger is the President and principal shareholder of  Fred’s Plumbing and Heating, Inc., a plumbing and heating contractor and fuel oil distributor based in Orleans, Vermont, from which the Company and the Bank purchases plumbing and heating services and heating oil, on arms’ length terms.

Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors, each of whom meets applicable NASDAQ standards for independence. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those statements.

Among the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company’s management, the Company’s internal auditor and its independent auditors, regarding the following matters:

•

the plan and budget for, and the independent auditors’ report on, the audit of the Company’s financial statements;

•

the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•

changes in the Company’s auditing practices, principles, controls or methodologies, or in the Company’s financial statements;

•

significant developments in auditing rules; and

•

the adequacy of the Company’s internal auditing controls, and its accounting, financial and auditing personnel; and the establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2008. First, the Committee discussed with Berry, Dunn, McNeil & Parker, the Company’s independent accountants for 2008, those matters Berry, Dunn, McNeil & Parker communicated to and discussed with the Committee under Statement on Auditing Standards No. 61 (Communications with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, Berry, Dunn, McNeil & Parker concerning their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This discussion and disclosure informed the Committee of Berry, Dunn, McNeil & Parker’s independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company’s financial statements with the Company’s management.

Based on the discussions with Berry, Dunn, McNeil & Parker, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company’s 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2008.

Submitted by the Community Bancorp.

Audit Committee,

Thomas E. Adams, Chair

Aminta K. Conant

Elwood G. Duckless

Rosemary M. Lalime

Peter J. Murphy

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the persons who served as executive officers of the Company during 2008:

Name and Age	Position(s) with the Company and Subsidiaries and Occupation for the Past Five Years

Richard C. White, 63	Chairman and Director, Community Bancorp. and Community National Bank. Previously, Chairman and Chief Executive Officer (2004-2007).

Stephen P. Marsh, 61	President, Chief Executive Officer and Director, Community Bancorp. and Community National Bank. Previously, President and Chief Operating Officer and Director of both companies (2004-2007).

Alan A. Wing, 64	Vice President, Community Bancorp.; and Executive Vice President, Community National Bank. (Retired on December 31, 2008).

Kathryn M. Austin, 51	Senior Vice President – Retail Banking, Community National Bank.

Louise M. Bonvechio, 48	Treasurer, Community Bancorp.; and Vice President and Chief Financial Officer, Community National Bank. Previously, Vice President and Cashier, Community National Bank (2004-2007).

Terrie L. McQuillen, 46	Senior Vice President – Loan Administration, Community National Bank (2004 to present). Previously, Compliance and Bank Secrecy Act Officer (2004-2005).

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and makes recommendations to the full Board of the Bank on all compensation and benefits issues relating to the Chief Executive Officer and other executive officers of the Bank. (No separate compensation is paid to such individuals for their service as executive officers of the Company.)  Chairman Richard White served as CEO of the Bank and the Company throughout 2007 until January 1, 2008 when President Marsh assumed the CEO duties. During 2008, the recommendations relating to Mr. Marsh’s compensation were formulated at the time of his annual performance evaluation, which, as in past years, occurred in June. As CEO, Mr. Marsh made recommendations to the Committee with respect to the 2008 compensation of the other executive officers, including Ms. Austin and Ms. McQuillen, which were acted on by the Committee and recommended to the full Board.

The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual’s performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank’s performance. (The Bank’s Officer Incentive Plan is described elsewhere in this proxy statement.)  The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

In Mr. Marsh’s case, the Board’s annual review process included consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, regulatory matters and the implementation of the merger plan after the Company’s purchase of LyndonBank. The Board also undertook its own evaluation of Mr. Marsh, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance, as well as his elevation to the CEO position. The Committee’s evaluation resulted in an excellent performance rating for Mr. Marsh in 2008.

In determining appropriate salary levels for Mr. Marsh and other executive officers, the Board reviewed the results of several salary surveys, including those published by The Delves Group, the Independent Community Bankers Association, and Berry Dunn McNeil and Parker. The Committee relied most heavily on salary ranges for banking companies of comparable size and location in the Northeast. In Mr. Marsh’s case, following its June, 2008 review, the Committee recommended and the Board approved an increase of 29% in base salary, from $155,000 to $200,000. This compares to an average base salary from the foregoing surveys of approximately $223,000.

At its Summer 2007 meeting, the Committee also discussed with Mr. White what his salary and benefits would be for 2008, in anticipation of his transition to part time employment and stepping down as CEO at year end 2007. In light of Mr. White’s stated desire to work half time, the Committee decided that his pay and benefits should be reduced commensurately. Accordingly, starting January 1, 2008, Mr. White’s base pay was reduced 50% to $97,500, with comparable reductions in other benefits as follows:

•

Bonus to be approximately 50% of current

•

CTO time (combined time off) would be 50% of current, based on hours worked

•

Health insurance – increase from 20% employee contribution to 40% contribution (two person), the same as for other part time employees

•

401K – retains eligibility as part time employee

•

Life insurance – same basic benefit, but reduced to reflect lower pay (benefit is 3X salary and bonus)

•

Short term and long term disability – not eligible

•

Auto – Committee recommended and Board approved Bank to retain ownership of current auto for Mr. White’s use on same terms (i.e. Bank pays for insurance, gas and repairs, and Mr. White is taxed on any personal use).

In July, 2008 the Committee approved a cost of living increase in Mr. White’s salary to $101,000 (3.5%). The Committee believes these adjustments to Mr. White’s compensation and benefits are appropriate in light of his part time status while at the same time properly compensating him for his continued valuable service to the Company and the Bank.

Submitted by the Community Bancorp. Compensation Committee,

Rosemary M. Lalime, Chair

Thomas E. Adams

Aminta K. Conant

Elwood G. Duckless

Peter J. Murphy

EXECUTIVE COMPENSATION

The executive officers of the Company did not receive any compensation for services rendered to the Company in 2008 and prior years, but did receive compensation for services rendered in their capacities as executive officers of the Bank.

Executive Compensation Program Objectives

The key objectives of the Company’s executive compensation programs are: to support and drive business objectives and strategies; to reward competent stewardship of the enterprise; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and its shareholders. The incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

Summary Compensation Table

The following table summarizes annual compensation earned in 2008 and 2007 for services rendered in all capacities to the Company and the Bank by each of the Company’s three most highly-compensated executive officers.

2008 Summary Compensation Table

Name and Principal Position (1)	Year	Salary (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total

Stephen P. Marsh,	2008	$177,500	$ 0	$41,872	$219,372
President, CEO and Director	2007	$150,000	$29,071	$38,048	$217,119
of the Company and the Bank

Richard C. White,	2008	$ 99,250	$ 0	$29,045	$128,295
Chairman and Director of the	2007	$192,250	$36,337	$37,891	$266,478
Company and the Bank

Alan A. Wing,	2008	$121,500	$ 0	$32,976	$154,476
Vice President of the	2007	$115,250	$21,814	$30,218	$167,285
Company; Executive
Vice President of the Bank

(1)

During 2007 Mr. White held the position of Chief Executive Officer of the Company and the Bank and Mr. Marsh served as the Chief Operating Officer and Chief Financial Officer of both entities. Mr. Wing retired from his positions with the Company and the Bank on December 31, 2008.

(2)	Includes voluntary salary deferrals under the Company’s Retirement Savings (401(k)) Plan.
(3)

Includes discretionary profit-sharing contributions under the Retirement Savings Plan as follows:  For 2008: Mr. Marsh, $30,284; Mr. White, $23,728; and Mr. Wing, $26,736; and for 2007:  Mr. Marsh, $31,605; Mr. White, $28,029; and Mr. Wing, $24,348. Also includes (i) matching employer 401(k) contributions under the Plan, (ii) the taxable portion of employer-provided term life insurance benefits in excess of $50,000 and (iii) for Mr. Marsh, 2008 compensation for unused accrued Combined Time Off (CTO).

Officer Incentive Plan

The Bank maintains an Officer Incentive Plan for designated executive officers and for other officers and exempt employees whose compensation is not commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive pools under the plan, one for designated executive officers and another for all other officers and participating exempt employees.

Executive Officers. The incentive bonus pool for designated executive officers is based on the Bank’s annual rating as of September 30 issued by IDC Financial Publishing, Inc. (“IDC”), an industry-wide recognized ranking service. Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out the executive officer bonuses in a timely fashion, consistent with IRC Section 409A, added by the American Jobs Creation Act of 2004. Section 409A penalizes payout of bonuses later than 2 ½ months following the end of the calendar year in which the related services were rendered. In order to comply with Section 409A, during 2008, the Officer Incentive Plan, which was previously an unwritten plan, was reduced to writing and included a provision requiring payout of awards within 2 ½ months of year end.

The IDC rating takes into account the Bank’s financial performance and risk profile in the areas of asset quality, capital, margins, earnings and liquidity. For the twelve month period ended September 30, 2008, the Company had an IDC rating of “Average.”

The Company’s Board of Directors has the authority to designate participating executive officers and to establish applicable performance criteria and to modify such criteria from time to time. Bonuses under the plan may only be paid to the Named Executive Officers for a calendar year in which the Bank achieved a return on average assets of at least 1%. If that target is achieved, the size of the executive officer bonus pool is determined under the following formula:

IDC Rating	Percent of After-Tax Earnings

Below Average	0
Average	0.85%
Excellent	2.35%
Superior	3.25%

The incentive pool is then allocated among the participating executive officers based on fixed percentages. The 2008 incentive pool allocation percentages for Messrs. Marsh, White and Wing (the only participants in 2008) were 45%, 25% and 30%, respectively. The Compensation Committee periodically reviews the applicable percentages of after-tax earnings and the allocation percentages and may recommend changes for approval by the Bank’s Board of Directors. The allocation percentages were modified for 2008 to reflect Mr. White’s part-time status and Mr. Marsh’s promotion to CEO, effective January 1, 2008.

No bonuses were paid to the three participating executive officers for services rendered in 2008 as the required target of return on assets was not achieved. Incentive bonuses paid to them for services rendered in 2007 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. In addition to Messrs. Marsh and White, Senior Vice Presidents Kathryn Austin and Terrie McQuillen are eligible to receive bonus payments under the executive officer portion of the Officer Incentive Plan in 2009.

Other Officers and Exempt Employees. The Bank also creates a separate incentive bonus pool under the plan for other officers and qualifying exempt employees. If it attains at least 90% of net income as presented in its budget and has a return on average assets greater than 1%, the Bank places between 1% and 2.5% of its net income in a pool, with the exact percentage of net income available for bonuses determined by attainment of pre-established percentage-of-budgeted net income targets. Each qualifying employee is allotted a portion of the pool based on his or her position in the Bank and involvement in other incentive plans. Part-time exempt employees receive one-half of a full-time allotment.

If it exceeds its budgeted net income by more than 10%, the Bank creates an additional pool comprising 1.75% of net income, plus 15% of the amount over budget. This additional pool is divided among the same group of officers and exempt employees, and is allotted based on their position in the Bank. Part-time exempt employees receive one-half of a full-time allotment.

Several officers (but not the designated executive officers eligible for bonus payments under the other portion of the plan) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily payable in January for services rendered during the preceding fiscal year.

Supplemental Retirement Plan for Executives

The Company maintains a non-qualified Supplemental Retirement Plan for the three executive officers named in the Summary Compensation Table. The purpose of the plan is to provide an annual retirement benefit approximating 75% of the average annual bonus earned by the three executives for the five highest years of bonus compensation in the ten years before retirement (“Replacement Benefit”). This benefit, combined with the projected benefits under the Company’s Retirement Savings Plan, is designed to approximate the benefit that the executive officers would have been entitled to under the Company’s now terminated defined benefit pension plan. During 2008, the Supplemental Retirement Plan was amended in certain respects to comply with IRC Section 409A.

Under the plan, the Company makes an annual credit to the account of the executive in an amount equal to the level annual deposit that would be required to be made for each year up to his normal retirement date (at attainment of age 65), in order to pay an annual estimated benefit amount approximately equal to the Replacement Benefit. Calculation of the required annual deposit is based on a 6% discount rate, the officer’s remaining years to retirement, and payment of the annual benefits in the form of a 240 month annuity. For this purpose, the estimated Replacement Benefit is calculated based on 75% of the average annual bonus compensation earned by the executive for the highest five years during the ten years preceding the calculation date.

Benefits under the plan are payable at retirement at age 65, or upon earlier disability, in accordance with the participant’s election, in a lump sum or in substantially equal installments over the participant’s projected life expectancy. If a participant dies before receiving all payments due, the remaining payments will be paid to the participant’s designated beneficiary. If a participant dies before benefit payments have commenced, the participant’s accrued benefit will be paid out to his designated beneficiary over the beneficiary’s projected life expectancy. A participant with at least ten years of service who retires early (before age 65) is entitled to receive his accrued plan benefit on or after attainment of age 55. Each of the two remaining active participants (Messrs. Marsh and White) is at least age 55 and has at least ten years of service and would therefore be entitled to receive the early retirement benefit if he terminated his employment before reaching retirement age. The estimated accrued lump sum early retirement benefit as of December 31, 2008 for the two active participants was as follows: Mr. White, $380,480; and Mr. Marsh, $270,319. Mr. Wing met the service and age requirements for payment of his accrued supplemental retirement benefit ($202,722) at the time of his retirement on December 31, 2008. Although benefit accruals are held in a special-purpose trust, those funds remain available to satisfy the claims of the Company’s creditors.

Retirement Savings Plan

Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries’ Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis. For 2009 the plan limits the maximum annual deferral per participant to the lesser of 100% of compensation or $16,500 ($22,000 for participants age 50 and older, who are entitled to make “catch up contributions”). This maximum is adjusted annually for inflation by the Internal Revenue Service. During 2008 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2009. The plan also provides for discretionary profit sharing contributions by the Company. During 2008 and 2007 all three of the executive officers named in the Summary Compensation Table (“Named Executive Officers”) made voluntary salary deferrals and received matching employer contributions. These amounts are reflected in the Summary Compensation Table.

Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after seven years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant’s death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the three Named Executive Officers. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made to the account of the three Named Executive Officers for 2008 and 2007 are included in the “All Other Compensation” column of the Summary Compensation Table and footnotes to the table.

Perquisites and other Personal Benefits

The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide a Company-owned vehicle to Messrs. Marsh and White and pays related gas and maintenance charges. The Company also pays the expenses of Messrs. Marsh and White and their spouses in connection with attendance at certain banking-related functions, such as bankers’ association conventions. Prior to his retirement at year end 2008, Mr. Wing also received such benefits. In addition, the Company pays the annual membership dues of Chairman White (a licensed attorney) to the Vermont Bar Association.

Health and Welfare Benefits

The Company offers the same health and welfare benefits to all salaried and non-salaried employees, although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off (CTO).

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Berry, Dunn, McNeil & Parker (“BDMP”) as the Company’s independent auditors to audit Community Bancorp.’s consolidated financial statements for the year ending December 31, 2009. BDMP served as the Company’s independent auditors for 2008 and 2007 and also provided certain tax and other audit-related services in those years. See “Fees Paid to Independent Auditors” below. Representatives of BDMP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Although neither Vermont law nor the Company’s bylaws requires the submission of the selection of the Company’s independent auditors to the shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BDMP as the Company’s independent auditors for 2009. If the shareholders fail to ratify this appointment, the Audit Committee may reconsider whether to retain BDMP and may retain that firm or another firm without resubmitting the matter to the shareholders.

Pre-Approval Required for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve audit and non audit services performed by the Company’s independent auditors, in order to ensure that the provision of such services does not impair the auditors’ independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee’s charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BDMP described under the captions below was pre-approved by the Audit Committee.

Fees Paid to Independent Auditors

Audit Fees. The aggregate fees billed for professional services rendered by BDMP for the audit of the Company’s annual financial statements included in each of the Company’s Forms 10-K, review of financial statements included in each of the Company’s Forms 10-Q and audit of the Company’s Retirement Savings Plan, for the years ended December 31, 2008 and 2007 were $152,782 and $112,520, respectively.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2008 and 2007 were $13,355 and $12,932, respectively. These services related to implementation of the Sarbanes-Oxley Act of 2002 and the application of accounting pronouncements and merger-related services.

Tax Fees. The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning in the years ended December 31, 2008 and 2007 were $13,631 and $8,455, respectively. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees. There were no other fees billed for services provided by BDMP, other than the services reported in the paragraphs above, in the years ended December 31, 2008 and 2007.

Vote Required

Ratification of the selection of the Company’s independent auditors for the ensuing year will require that more votes be cast “FOR” than “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

ANNUAL REPORT

The Company’s Annual Report to Shareholders for the year ended December 31, 2008, including consolidated financial statements and the report of BDMP thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS

Bylaw Requirements for Shareholder Nominations and Other Proposals

A shareholder may make a nomination for director or present other matters for action from the floor at the annual meeting, under procedures specified in Section 2.13 of the Company’s bylaws, which requires that a shareholder provide timely advance written notice and specified information to the Company. This bylaw provision was amended during 2008 to change the advance notice period, and to require the proponent to furnish certain additional information regarding any associated persons and any hedged or derivative securities position involving the Company’s stock. For this purpose, an associated person of a shareholder is any person directly or indirectly controlling or acting in concert with the shareholder, any beneficial owner of shares for which the shareholder is the record holder and any person controlling, controlled by or under common control with the associated person. Under the amended bylaw, advance written notice of proposed nominations and other business must be given to the Company no earlier than November 20, 2009 and no later than January 19, 2010 in order for the nomination to be made, or the other business to be proposed, from the floor at the 2010 annual meeting.

The required notice and information should be sent within the specified deadlines to the attention of the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829. The notice must include the following information about the shareholder and any associated persons, and, as applicable in the circumstances, the following information regarding any nominee or other proposal:

Information Regarding the Proponent and Any Associated Person

•

Name and address;

•

Class, series and number of shares of the Company’s capital stock held of record or beneficially owned;

•

Any derivative positions held of record or beneficially and information regarding any hedging transactions involving the Company’s capital stock;

•

Any material interest in the proposed business or nomination; and

•

A representation that the shareholder intends to be present at the meeting in person or by proxy to make the nomination or proposal.

Information Required for Director Nominations

•

Name and address of the nominee;

•

Description of all arrangements or understandings between the nominee and any other person (including the shareholder or any associated person of the shareholder) regarding the nomination;

•

All other information about the nominee that would be required to be included in the proxy materials filed under applicable rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and

•

A written consent of the nominee to serve as a director if properly nominated and elected.

Information Required for Other Business

•

A brief description of the proposal;

•

The reasons for making the proposal; and

•

Any direct or indirect interest of the shareholder or any associated person of the shareholder in making the proposal.

The Company’s Amended and Restated Bylaws were filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, and are available on the SEC’s website at www.sec.gov/edgar.shtml. A shareholder may also request a copy of the bylaws by contacting the Corporate

Secretary at the address or telephone number shown below under “VOTING QUESTIONS OR OTHER ASSISTANCE.”

In addition to the above process for shareholder nominations from the floor, the Corporate Governance/Nominating Committee will consider shareholder recommendations for possible Board nominees. Information about this process is contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee.”

The above process, which is governed by the Company’s bylaws, is in addition to, and separate from the process described below under “Inclusion of Shareholder Proposals in Company Proxy Materials,” which is governed by SEC Rules and which has an earlier notification deadline.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company’s proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for this purpose for the 2010 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no earlier than November 20, 2009 and no later than January 19, 2010, the same advance notice period as described above for notice of proposals to be made from the floor at the annual meeting.

Inclusion of Shareholder Proposals in Company Proxy Materials

There is a separate process from that described above, with an earlier notification deadline, if a shareholder seeks to have his or her proposals included in the Company’s proxy materials for the 2010 annual meeting. That process is governed by SEC rules, not the Company’s bylaws. In order to be considered for inclusion in the Company’s proxy material for the 2010 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 15, 2009, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Corporate Secretary, Community Bancorp., P.O. Box 259, Derby, Vermont 05829.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2009 annual meeting other than the two items described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

VOTING QUESTIONS OR OTHER ASSISTANCE

If you have any questions or require assistance with the voting process, contact either Corporate Secretary Chris Bumps or the Company’s stock transfer agent, Registrar & Transfer Company, at the address or telephone number shown below:

Chris Bumps, Corporate Secretary Community Bancorp. P.O. Box 259 Derby, VT 04829 (802) 334-7915	Registrar & Transfer Company Attn: Investor Relations Dept. 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2009			1.	ELECTION OF FIVE DIRECTORS (except as marked to the contrary below):	For ☐	With- hold ☐	For All Except ☐

The undersigned hereby appoints Elizabeth Bumps and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 12, 2009 at 5:30 p.m. and at any adjournment thereof.

4 0 1 K

Four Nominees to serve until the Annual Meeting in 2012:

AMINTA K. CONANT, ELWOOD G. DUCKLESS, ROSEMARY M. LALIME AND ANNE T. MOORE

One Nominee to serve until the annual meeting in 2010:

FREDERIC OESCHGER

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
			2.	TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	For ☐	Against ☐	Abstain ☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Please be sure to date and sign this proxy card in the box below.	Date		A dinner will be served for all registered shareholders immediately following the Annual Meeting.
Sign above			Please check the box if you plan to attend.	☐

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY - SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMUNITY BANCORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2009		1.	ELECTION OF FIVE DIRECTORS (except as marked to the contrary below):	For ☐	With- hold ☐	For All Except ☐

The undersigned hereby appoints Elizabeth Bumps and Frank Allard, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 12, 2009 at 5:30 p.m. and at any adjournment thereof.

Four Nominees to serve until the Annual Meeting in 2012:

AMINTA K. CONANT, ELWOOD G. DUCKLESS, ROSEMARY M. LALIME AND ANNE T. MOORE

One Nominee to serve until the annual meeting in 2010:

FREDERIC OESCHGER

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
		2.	TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	For ☐	Against ☐	Abstain ☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

Please be sure to date and sign this proxy card in the box below.	Date	A dinner will be served for all registered shareholders immediately following the Annual Meeting.
Sign above		Please check the box if you plan to attend.	☐

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY BANCORP.

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE ACT PROMPTLY - SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

4811 US Rt. 5 P.O. Box 259 Derby, VT 05829-0259 Tel. 802 334-7915 Fax 802 334-3484
www.communitynationalbank.com cnbderby@communitynationalbank.com

April, 2009

TO:	Participants in the Community Bancorp. and Designated Subsidiaries Retirement Savings Plan (the “401(k) Plan”)

RE:	Instructions for voting shares of common stock of Community Bancorp.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Community Bancorp. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Community Bancorp. allocated to your account in the Community Bancorp. 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to shareholders and a Proxy. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the 401(k) Plan by marking, dating, signing and returning the enclosed Proxy in the envelope provided. In order to be effective, your Proxy must be received by Registrar and Transfer Company no later than May 12, 2009. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustee of the Plan.

We urge you to vote, as means of participating in the governance of the affairs of Community Bancorp. If your voting instructions are not received, the shares allocated to your 401(k) Plan account generally will not be voted by the Trustees. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares of common stock which have been allocated to you in your account under the 401(k) Plan. If you also own shares of Community Bancorp. common stock outside of the 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all your voting material so that all of your shares may be voted.

Sincerely,

COMMUNITY BANCORP.

/s/ Richard C. White

Richard C. White
Chairman

RCW/cb

Enclosures